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                                                                  Exhibit 10.2.1

                               AMENDMENT NO. 1 TO
                    THE MARTHA STEWART LIVING OMNIMEDIA, INC.
                            1999 STOCK INCENTIVE PLAN


         The Martha Stewart Living Omnimedia, Inc. 1999 Stock Incentive Plan (the "Plan") is hereby amended, effective March 9, 2000 (the "Effective Date"), as set forth below.

1. The definition of "Fair Market Value" in Section 1 of the Plan is hereby amended to read in its entirety as follows:

                  "Fair Market Value" of the Common Stock means, as of any given date, the price of the Common Stock on the composite transaction tape of the New York Stock Exchange as of the close of the regular business hours of the New York Stock Exchange, without regard to any after-hours trading that may hereinafter be commenced on such exchange, on the most recent prior date for which such closing price is available, or, if the Common Stock is not listed on the New York Stock Exchange, the analogous closing price on the most recent prior date on any other national securities exchange on which the Common Stock is listed or on The Nasdaq Stock Market. If there is no regular public trading market for the Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.